Exhibit 99

ES Bancshares, Inc.	Investor/Media Contact:
68 North Plank Road	Thomas Sperzel
Newburgh, New York 12550	Chief Financial Officer
(845) 451-7811

ES Bancshares Reports 2010 Net Income of $488,000

2010 EPS Grows to $0.23

Newburgh, NY – April 13, 2011– ES Bancshares, Inc. (OTCBB:ESBS), the holding company for Empire State Bank, today announced net income of $488,000, or $0.23 per diluted share, for 2010, an increase of $1.7 million from the previous year.

Performance highlights for the year ended December 31, 2010:

•	Net interest income of $4.9 million for the year, an increase of 19.1% compared to the prior year
•	Total assets of $161 million at December 31, 2010, an increase of 2.6% compared to December 31, 2009
•	Deposits increased by 2.1% to $138.2 million from the prior year
•	In 2010, the net interest margin increased to 3.12% from 2.77% in 2009, a 35 basis point improvement
•	Nonperforming loans to total loans decreased by 83 basis points from the prior year, to 2.04%
•	Net loans increased $15.5 million, or 14.7%, to $121.2 million at year-end from $105.7 million at December 31, 2009

“Our improved performance for 2010 was reflective of strong growth in net interest income, a lower provision for loan losses, and a reduction in our non-interest expense. Considering the challenging operating environment for the banking industry over the last 24 months, we believe this represents a solid performance,” said Anthony P. Costa, Chairman and Co-Chief Executive Officer.

“The Company successfully raised $778,000 in new capital during 2010, and the Bank had a Tier I Capital ratio of 8.0% at December 31, 2010, meeting the regulatory capital definition for well capitalized,” said Philip A. Guarnieri, President and Co-Chief Executive Officer.  “With strong capital levels and improving asset quality metrics, we believe that we’re well positioned for continued growth in 2011 and beyond.”

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ES Bancshares had net interest income of $4.9 million for the year, compared to $4.1 million for the year ended December 31, 2009. The average interest rate spread increased 41 basis points to 2.80% for 2010 compared to 2009, while the net interest margin also increased to 3.12% from 2.77%, a year-over-year improvement of 35 basis points resulting from lower cost of deposits, which was partially offset by a lower yield on interest earning assets.

Net loans increased $15.5 million, or 14.7%, to $121.2 million at December 31, 2010 from $105.7 million at December 31, 2009.  The increase in net loans was primarily attributable to the $15.3 million, or 76.1%, growth in commercial business loans, which were up from $20.1 million at December 31, 2009. The Bank’s 2010 loan portfolio growth was driven primarily by the origination of conservatively underwritten New York City taxi medallion loans and USDA guaranteed commercial loans.

Non-interest income for the year ended December 31, 2010 totaled $1.4 million, a decrease of $104,000 from $1.5 million for 2009. The prior year non-interest income included a recovery of $164,000 on an uninsured certificate of deposit with Silver State Bank in November 2009.

Non-interest expense for 2010 decreased by $340,000, or 6.0%, to $5.3 million from the prior year, primarily due to lower charges related to other real estate owned. These decreases were partially offset by an increase in compensation and benefits of $132,000, additional data processing service fees of $62,000, and a $21,000 increase in the FDIC insurance assessment.

During 2010, the Bank’s asset quality improved as nonperforming loans to total loans decreased to 2.04% from 2.87% the prior year, a decrease of 83 basis points.
The Bank’s nonperforming loans to total loans ratio at year end was significantly below the 3.62% average for FDIC insured commercial banks with assets greater than $100 million and less than $1 billion, at December 31, 2010. The 2010 provision for loan losses decreased by approximately $561,000 to $614,000, compared with $1.2 million for the prior year. At December 31, 2010, the Bank’s allowance for loan loss was $2.0 million, an increase of $193,000, or 10.6%, compared with the allowance at the end of 2009.

The Company’s total assets increased by $3.9 million, or 2.5%, to $161 million from $157 million at December 31, 2009. The increase in assets was primarily attributable to a $15.5 million increase in total loans receivable, net, partially offset by decreases in securities available for sale of $8.6 million, cash and cash equivalents of $1.7 million, and certificates of deposits at other institutions of $1.6 million. The increase in assets was primarily funded by an increase in non-interest bearing deposits of $3.9 million in 2010. Deposits totaled $138.2 million at December 31, 2010, with an increase in deposits of 2.1% over December 31, 2009.

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Profile

ES Bancshares, Inc. operates as the bank holding company for Empire State Bank, which provides various commercial and consumer banking products and services in New York State. Founded in 2004 and headquartered in Newburgh, New York, it operates three bank offices in Newburgh, New Paltz, and Staten Island, New York. The Bank’s primary market area is the New York counties of Orange and Ulster, and the Borough of Staten Island, New York. The Bank also conducts business in other communities within Dutchess, Putnam, Rockland, Westchester and Nassau counties, New York, as well as the other boroughs of New York City.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions.  Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast.  Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements.  The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Selected Financial Information Follows

The Company’s complete annual report on form 10K for December 31, 2010 is available on the Securities and Exchange Commission web site

http://www.sec.gov/edgar.shtml

Selected Financial Data
Selected Financial Condition Data:	As of December 31,
(dollars in thousands)	2010	2009
Total assets	$160,810	$156,952
Total loans receivable, net	121,208	105,659
Securities available for sale, at fair value	20,120	28,756
Total deposits	138,217	135,352
Borrowed funds	10,364	10,123
Total stockholders’ equity	$10,778	$9,481

Selected Operating Data:	For the Year Ended December 31,
(dollars in thousands, except for per share data)	2010	2009
Total interest and dividend income	$7,834	$7,508
Total interest expense	2,896	3,363
Provision for loan losses	614	1,175
Net interest income after provision for loan losses	4,324	2,970
Total non-interest income	1,353	1,457
Total non-interest expense	5,319	5,659
Net income (loss)	$488	$(1,232)
Basic and diluted earnings (loss) per common share	$0.23	$(0.64)

	At or For the Year Ended December 31,
Performance Ratios:	2010	2009
Return on average assets	0.30%	(0.81)%
Return on average equity	4.72%	(13.1)%
Interest rate spread	2.8%	2.39%
Net interest margin	3.12%	2.77%
Non-interest expense to average total assets	3.3%	3.7%
Avg interest-earnings assets to Avg interest-bearing liabilities	117.6%	116.8%

Capital Ratios:
Tier 1 (core) capital	8.0%	6.5%
Tier 1 risk-based capital	11.8%	10.1%
Total risk-based capital	13.0%	11.3%
Equity to total assets	6.7%	6.0%

Asset Quality Ratios:
Non-performing loans to total net loans	2.04%	2.87%
Non-performing assets to total assets	1.76%	2.05%
Allowance for loan losses as a percent of total loans	1.64%	1.71%
Allowance for loan losses as a percent of non-performing loans	80.4%	59.5%